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                                                                    EXHIBIT 10.2
                                                                    ------------


                         Contingent Payment Agreement
                         ============================


     This CONTINGENT PAYMENT AGREEMENT ("Agreement") is made and entered into this 22nd day of November, 1999, by and between KAISER VENTURES INC., a Delaware corporation, ("Kaiser") and THE NEW KAISER VOLUNTARY EMPLOYEES' BENEFICIARY ASSOCIATION, a tax exempt trust formed pursuant to Sections 501(a) and 501(c)(9) of the Internal Revenue Code of 1986, as amended ("VEBA").

                                    Recitals

     A. The parties hereto are the parties to that certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of even date herewith pursuant to which VEBA is selling to Kaiser certain shares of the $.03 par value common stock of Kaiser, which VEBA received in connection with the Chapter 11 bankruptcy reorganization of Kaiser Steel Corporation. Certain capitalized terms not otherwise defined in this Agreement will be defined as set out in the Stock Purchase Agreement.

     B. A portion of the consideration under the Stock Purchase Agreement is a Contingent Payment to be made by Kaiser under certain terms and conditions.

     C. This Agreement is the Contingent Payment Agreement contemplated by the Stock Purchase Agreement under which the Contingent Payment will be made.

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.   Contingent Payment.
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          (a) Contingency.  In addition to the other consideration provided for
              -----------
in the Stock Purchase Agreement, if (i) Kaiser is engaged in active, ongoing discussions with a specific purchaser or purchasers at the end of the first year from the date hereof for the sale or other transfer in a single transaction (or a series of related transactions to one or more buyers) of at least 65% of the approximately 592 acres of Mill Site real estate other than the NAPA lots and the Rancho Cucamonga lots (which are excluded from this test, but not from the calculation of the payment due hereunder), including the assumption of all or substantially all known and unknown environmental remediation and liabilities (including, without limitation, environmental liabilities to third parties) associated with all such real estate whether title is actually transferred or not (a "Bulk Real Estate Transaction"), and (ii) Kaiser in fact executes a definitive agreement with such purchaser or its affiliates (including but not limited to an option or other conveyance) on or before December 31, 2000 relating to the Bulk Real Estate Transaction under active negotiation at the end of the year and (iii) that Bulk Real Estate Transaction in fact closes (regardless of whether before or after December 31, 2000), then Kaiser will make an additional cash payment to VEBA (the "VEBA Contingent Real Estate Payment"). The term "Mill Site" refers to the East Slag Pile and the Kaiser Commerce Center real estate properties which are composed of the parcels commonly referred to by Kaiser as the West End, West Slag Pile and Valley Boulevard.
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          (b)  Timing of Payment.  Kaiser will make the VEBA Contingent Real
               -----------------
Estate Payment within 10 business days following the closing and the receipt of funds from the Bulk Real Estate Transaction.

          (c)  Calculation.  The "VEBA Contingent Real Estate Payment" shall
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mean 24.69% of the excess of the net after-tax proceeds received by Kaiser from the Bulk Real Estate Transaction (net of all commissions, closing costs, investment banking fees, Mill Site environmental remediation liabilities not assumed by the buyer, and income taxes at the rate of 28%) above $8,073,064 as reflected in the "Asset Valuation" contained in Exhibit I hereto. The VEBA
                                                ---------
Contingent Real Estate Payment shall be determined by utilizing the "Contingent Real Estate Payment" model contained in Exhibit I and shall be calculated by modifying those assumptions for the actual amounts in the Bulk Real Estate Transaction. As an example, based upon the example assumptions shown in Exhibit I, the VEBA Contingent Real Estate Payment would be $2,973,300.

2.   Miscellaneous Provisions.
     ------------------------

          (a) Expenses.  Except as may otherwise be provided herein, no party
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hereto shall be responsible for the payment of any other party's expenses incurred in connection with this Agreement.

          (b) Third Party Beneficiaries.  The terms and provisions of this
              -------------------------
Agreement are intended solely for the benefit of each party hereto and its respective successors and assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person or entity.

          (c) Further Assurances.  At any time, and from time to time, after the
              ------------------
Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to VEBA Shares or otherwise to carry out the intent and purposes of this Agreement.

          (d) Waiver.  Any failure on the part of any party hereto to comply
              ------
with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          (e) Notices.  All notices and other communications hereunder shall be
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in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the respective principal offices of the parties hereto to the respective principal offices of the parties hereto as specified below:

              If to Kaiser:          Kaiser Ventures Inc.
                                     3633 E. Inland Empire Boulevard
                                     Suite 850
                                     Ontario, California 91764
                                     Attention:  President

                                     With a copy to:
                                        Terry L. Cook, Esq.
                                        Kaiser Ventures Inc.
                                        3633 E. Inland Empire Boulevard

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                                  Suite 850
                                  Ontario, California 91764


                              Telephone:  (909) 483-8500
                              Facsimile:  (909) 944-6605

               If to VEBA:    The New Kaiser Voluntary Employees' Beneficiary
                              Association
                              9810 Sierra Avenue, Suite A
                              Fontana, CA 92335

                              Telephone:  (909) 356-3663
                              Facsimile:   (909)356-4672

     Any notice or communication mailed shall also be faxed to the appropriate number specified above.

          (f) Interpretation.  In this Agreement the singular included the
              --------------
plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to "writing," include printing, typing, lithography and other means of reproducing words in a tangible visible form; the word "including," "includes" and "include" are deemed to be followed by the words "but not limited to"; and references to paragraphs (or subdivisions of paragraphs) recitals or exhibits are to those of this Agreement unless otherwise indicated. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

          (g) Counterparts.  This Agreement may be executed simultaneously in
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two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (h) Governing Law.  This Agreement shall be governed by, and
              -------------
interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or Federal court sitting in Delaware. Each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby; (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;
(iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court; and
(iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          (i) Binding Effect.  This Agreement shall be binding upon the parties
              --------------
hereto and

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

inure to the benefit of the parties, their respective successors and assigns.

          (j) Entire Agreement.  This Agreement and the exhibits to be attached
              ----------------
hereto constitute the entire agreement of the parties covering everything agreed upon or understood in the Transaction. The parties are executing and carrying out this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and in the written documents contemplated by this Agreement. This Agreement may not be amended or modified except by a written document executed by Kaiser and VEBA.

          (k) Enforcement Costs.  In the event of any legal proceeding to
              -----------------
enforce any of the terms hereof, the prevailing party shall be entitled to receive payment for its attorneys' fees and all other costs required to enforce its rights hereunder.

          (l) Regulatory Filings.  Each party shall be reasonable for completing
              ------------------
and filing any

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

regulatory filings that may be applicable to it, including, but not limited to, any filings with the Securities and Exchange Commission.

          (m) Good Faith.  The parties agree to seek in good faith to seek to
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consummate the Transaction.

          (n) Severability.  The validity, legality or enforceability of the
              ------------
remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect. To the extent permitted by applicable law, the parties hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

          (o) Headings.  The headings in this Agreement are inserted only as a
              --------
matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular paragraph.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.

"VEBA"                                      "Kaiser"
New Kaiser Voluntary Employees'             Kaiser Ventures Inc.
  Benefit Association


By: /s/ Ronald E. Bitonti                   By: /s/ Richard E. Stoddard
   ----------------------------------          ---------------------------------
   Ronald E. Bitonti                           Richard E. Stoddard
   Chairman, Administrative Committee          President, Chief Executive
                                               Officer & Chairman of the Board

By:  Wells Fargo Bank of California, as trustee


     By:  /s/ Mario Gonzales
          ----------------------------------
          Mario Gonzalez
          Assistant Vice President
          Institutional Trust Group


     By:  /s/ Susanna Ryan
          ----------------------------------
          Susanna Ryan
          Vice President and Area Manager
          Los Angeles Office
          Institutional Trust Group

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